(LOGO)NORWEST MORTGAGE                                 Norwest Mortgage, Inc.
                                                       Home Campus
                                                       Des Moines, IA 50328
                                                       515/221-7300




March 5, 1998

Norwest Bank
Attention Stacy Wainwright
11000 Broken Land Parkway
Columbia MD 21044

Re: 1997 Annual Certification

We hereby certify to the best of our knowledge and belief that for the calendar year of 1997:

     1. All real estate taxes, bonds assessments and other lienable items have been paid.

     2. All FHA mortgage insurance, private mortgage insurance premiums, and flood insurance have been paid (if applicable).

     3. Hazard insurance policies held by us meet the requirements as specified in the servicing agreement, or those of a normal prudent lender if not specified, and those premiums due have been paid.

     4. We have made all property inspections as required.

     5. Fidelity bond and Errors and Omissions insurance coverage currently exists.

     6. That the Officer signing this certificate has reviewed the activities and performance of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide and to the best of this Officer's knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the servicer to
        perform  any of such   duties,  responsibilities  or    obligations,  a
        description of each default or failure and the nature and status thereof has been reported.

Sincerely,
/s/John B. Brown
John B. Brown
Vice President
Norwest Mortgage Inc.

NMFL #0820H 9/96